Exhibit 99.1

Press Release                        FOR IMMEDIATE RELEASE
                                     Contact: Thomas J. Noe, Investor Relations
                                     Telephone: (513) 870-3530



                             PEOPLES COMMUNITY BANK
                 TO ACQUIRE CINCINNATI OFFICES OF AMERIANA BANCORP


     Cincinnati, Ohio (April 7, 2003) Peoples Community Bancorp, Inc. (NASDAQ:PCBI), parent of Peoples Community Bank, announced today the signing of a definitive agreement to acquire the Deer Park and Landen Branch Offices of Ameriana Bancorp (NASDAQ:ASBI).

     Under terms of the agreement, Peoples will acquire the deposits and certain loans associated with the branches that are located at 7200 Blue Ash Road in Deer Park, Ohio and 2894 Route 22 in Landen, Ohio. The transaction will involve approximately $63.1 million in deposits, $30.9 million in loans, $25.2 million in cash and $567,000 in fixed assets. The purchase price is the greater of $6.5 million or 6.91% of the aggregate book value of the deposit liabilities and the loans. In addition, Peoples will assume responsibility for certain leases relating to the branches, including the lease for the Landen branch office. The transaction, subject to regulatory approval, is expected to be completed in the third quarter of 2003.

     Jerry D. Williams, President and Chief Executive Officer of Peoples Community Bank stated, "This transaction contributes significantly to the continued growth of our Company and our strategy for our market area. It enhances our market share and enables us to broaden our customer base. We look forward to welcoming these new customers and employees."

     Peoples Community Bancorp, Inc. is a unitary thrift holding company. It currently operates eleven full service offices in Warren, Butler and Hamilton Counties, Ohio. At December 31, 2002, Peoples Community Bancorp, Inc. had $619.0 million in assets and $44.0 million of stockholders' equity.


















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